UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Thornburg Mortgage, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On May 30, 2008, Thornburg Mortgage, Inc. (the “Company”) posted the following letter on its internet Web site for the benefit of shareholders entitled to vote at the Company’s 2008 Annual Meeting of Shareholders.

May 30, 2008

Dear Fellow Shareholder:

We are writing to remind you that the Annual Meeting of Shareholders of Thornburg Mortgage is scheduled for Thursday, June 12, 2008 at noon, local time, at the Eldorado Hotel in Santa Fe, New Mexico.

Our records indicate that as of May 6, 2008 (the “Record Date” for the Annual Meeting), you held shares of common stock or Series F Preferred Stock of Thornburg Mortgage and, therefore, you are entitled to vote on the matters described in the proxy statement, a copy of which you should have previously received in the mail. Our records indicate that as of May 29, 2008, we have not yet received your vote. If you have submitted your vote after May 29, 2008, we thank you for your participation and no further action is needed for your vote to be counted.

REMEMBER: Your vote is important, no matter how large or small your holdings may be.

Your vote can be cast quickly and easily by signing, dating and mailing the enclosed proxy card in the postage-paid return envelope provided. You may also vote by telephone or Internet by following instructions on your proxy card. If you would like additional information on the matters set forth in this year’s proxy statement, please view the documents we have filed with the Securities and Exchange Commission (www.sec.gov) or visit our Web site (www.thornburgmortgageproxy.com). We strongly urge you to review the proxy statement.

If we have not received your proxy as the date of the Annual Meeting approaches, you may receive a call asking you to exercise your right to vote. We’ve retained a proxy solicitor, Georgeson Inc., to make follow-up phone calls to help secure the remaining votes needed for the Annual Meeting. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Georgeson at 1-866-399-8748.

Thank you in advance for your participation and your consideration in this extremely important matter.

On behalf of your Board of Directors,

Larry A. Goldstone

President and Chief Executive Officer